Lydall, Inc.	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2013

MANCHESTER, CT – August 1, 2013 – LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2013.

Second Quarter 2013 (“Q2 2013”) highlights compared to Second Quarter 2012 (“Q2 2012”)

•	Net sales of $101.1 million compared to $97.5 million in Q2 2012, or a 3.6% increase
•	Gross margin of 22.8%, an improvement of 25 basis points from Q2 2012
•	Operating income of $9.5 million (9.4% of net sales), compared to $8.7 million (9.0% of net sales) in Q2 2012
-	Operating income in Q2 2012 included a gain of $0.4 million (0.4% of net sales) from services provided under a completed license agreement
•	Net income was $6.0 million, or $0.35 per share, compared to $6.6 million, or $0.39 per share in Q2 2012
-	Effective tax rate of 36.8% in Q2 2013 included a discrete tax benefit of $0.3 million, or $0.02 per share
-	Effective tax rate of 24.1% in Q2 2012 included the reversal of valuation allowance of $1.3 million, or $0.08 per share
•	Cash balance of $58.5 million at June 30, 2013, compared to $63.6 million at December 31, 2012; and
•	During 2013, approximately $6.0 million was used to purchase approximately 423,000 shares of Lydall’s common stock under its repurchase program

Net sales for Q2 2013 increased $3.5 million, or 3.6%, compared to Q2 2012, primarily from higher sales volumes in the Thermal/Acoustical Metals (“T/A Metals”) and Thermal/Acoustical Fibers (“T/A Fibers”) segments of $3.2 million and $3.0 million, respectively, and to a lesser extent, improved Life Sciences – Vital Fluids net sales (included in Other Products and Services) of $0.5 million, which were partially offset by lower net sales in the Performance Materials segment of $3.6 million. The increase in net sales for the T/A Metals segment was primarily due to greater tooling revenues of $3.0 million in North America and Europe to support the launch of new vehicle platforms. The T/A Fibers segment continued to benefit from increased production of vehicles on Lydall’s platforms in North America, which contributed to higher fiber automotive parts net sales of $2.3 million in Q2 2013 compared to Q2 2012. The remaining increase in T/A Fibers net sales was attributable to tooling. Lower net sales for the Performance Materials segment in Q2 2013 were primarily due to lower industrial thermal insulation product net sales of $2.5 million, including a reduction of $1.5 million in net sales of electrical paper products attributable to the divestiture of a product line in a prior year, and lower net sales of life sciences products of $0.8 million in Q2 2013 compared to Q2 2012.

1

Operating income in Q2 2013 was $9.5 million, or 9.4% of net sales, compared to operating income of $8.7 million, or 9.0% of net sales, in Q2 2012. This increase of $0.8 million was driven primarily by the T/A Fibers segment that reported an increase of $2.1 million, due to higher sales volume and improved gross margin from lower raw material costs, reductions in scrap, material usage and labor costs. T/A Metals segment operating income increased by $0.4 million in Q2 2013 compared to Q2 2012, primarily due to higher gross margin from automotive parts from lower raw material costs and improved scrap and material usage rates that were partially offset by the mix between higher margin automotive parts and lower margin tooling. Performance Materials segment operating income was $3.3 million in Q2 2013, a reduction of $1.7 million compared to Q2 2012, primarily due to lower net sales. Also, Q2 2012 included a gain of $0.4 million from services completed under a license agreement.

Dale Barnhart, President and Chief Executive Officer, stated, “Overall, I am pleased with Lydall’s results for the second quarter of 2013 as our consolidated operating margin was at the highest level of any quarterly period in recent history. We continue to benefit from strong demand for our T/A Fibers automotive parts in North America on existing platforms and new platform launches. This quarter we also saw improvement in European demand for Lydall’s T/A Metals automotive parts and industrial filtration products in our Performance Materials segment compared to the first quarter of 2013.

“In the third quarter of 2013, we expect favorable conditions to continue in the North American automotive market and anticipate demand to be consistent with the first half of 2013. In the Performance Materials segment, we anticipate that positive trends in volume in both North America and Europe will continue.”

Conference Call

Lydall will host a conference call today at 11:00 a.m. Eastern Time to discuss results for its second quarter and six months ended June 30, 2013 as well as general matters related to its businesses and markets. The call may be accessed at (888) 317-6016, from within the U.S., or (412) 317-6016, internationally, and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 1:00 p.m. Eastern Time on August 1, 2013 through 9:00 a.m. Eastern Time, Friday August 9, 2013 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, conference number 10031971. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

2

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical, filtration/separation and bio/medical markets. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Forward- Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects”, “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets which the Company’s businesses serve which could have an affect on demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, and increases in fuel prices, which could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2012.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

3

Lydall, Inc. News Release	August 1, 2013

Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net sales	$101,051	$97,535	$200,080	$194,289
Cost of sales	78,014	75,542	155,678	153,055
Gross profit	23,037	21,993	44,402	41,234

Selling, product development and administrative expenses	13,516	13,655	28,364	27,899
Gain on sale of product line	-	(405)	-	(810)
Operating income	9,521	8,743	16,038	14,145

Interest expense	76	87	154	177
Other expense (income), net	18	(27)	60	16
Income before income taxes	9,427	8,683	15,824	13,952

Income tax expense	3,472	2,091	5,377	3,448
Net income	$5,955	$6,592	$10,447	$10,504

Earnings per share:
Basic	$0.36	$0.39	$0.63	$0.63
Diluted	$0.35	$0.39	$0.62	$0.62

Weighted average number of common shares outstanding	16,612	16,770	16,674	16,799
Weighted average number of common shares and equivalents outstanding	16,831	16,962	16,927	16,939

Summary of Segment Information and Other Products
and Services
In thousands
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Sales

Performance Materials Segment	$28,968	$32,523	$56,451	$61,611
Thermal/Acoustical Metals Segment	40,920	37,685	81,122	79,798
Thermal/Acoustical Fibers Segment	27,959	24,910	55,886	47,082
Other Products and Services:
Life Sciences Vital Fluids	4,263	3,749	8,570	7,980
Eliminations and Others	(1,059)	(1,332)	(1,949)	(2,182)
Consolidated Net Sales	$101,051	$97,535	$200,080	$194,289

Operating Income

Performance Materials Segment	$3,271	$4,982	$4,548	$7,102
Thermal/Acoustical Metals Segment	4,431	4,050	7,449	9,117
Thermal/Acoustical Fibers Segment	5,432	3,382	11,586	5,611
Other Products and Services:
Life Sciences Vital Fluids	125	211	481	520
Corporate Office Expenses	(3,738)	(3,882)	(8,026)	(8,205)
Consolidated Operating Income	$9,521	$8,743	$16,038	$14,145

4

Lydall, Inc. News Release

Financial Position
In thousands except ratio data
(Unaudited)

	June 30, 2013	December 31, 2012

Cash and cash equivalents	$58,542	$63,623
Working capital	$114,265	$105,451
Total debt	$2,007	$2,411
Stockholders' equity	$179,651	$174,496
Total capitalization	$181,658	$176,907
Current ratio	3.3	3.3
Total debt to total capitalization	1.1%	1.4%

Cash Flows
In thousands
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$9,697	$11,914	$6,480	$12,527
Net cash (used for) provided by investing activities	$(3,210)	$(2,823)	$(5,673)	$6,230
Net cash used for financing activities	$(5,707)	$(2,724)	$(5,511)	$(3,082)
Depreciation and amortization	$3,196	$3,425	$6,541	$6,989
Capital expenditures	$(3,052)	$(2,823)	$(5,515)	$(5,785)

Common Stock Data
Quarter Ended June 30,

	2013	2012

High	$15.38	$13.62
Low	$13.29	$9.94
Close	$14.60	$13.52

During the second quarter of 2013, 2,868,400 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

5